Exhibit 99.1

Schlumberger Announces First-Quarter 2007 Results

HOUSTON, April 20, 2007 – Schlumberger Limited (NYSE:SLB) today reported first-quarter operating revenue of $5.46 billion versus $5.35 billion in the fourth quarter of 2006, and $4.24 billion in the first quarter of 2006.

Net income reached $1.18 billion—an increase of 4% sequentially and 63% year-on-year. Diluted earnings-per-share were $0.96 versus $0.92 in the previous quarter, and $0.59 in the first quarter of 2006.

Oilfield Services revenue of $4.76 billion increased 3% sequentially and 28% year-on-year. Pretax business segment operating income of $1.41 billion increased 6% sequentially and 47% year-on-year.

WesternGeco revenue of $706 million decreased 2% sequentially but increased 33% year-on-year. Pretax business segment operating income of $266 million increased 2% sequentially and 79% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “First-quarter sequential revenue growth was driven by acceleration of international activity in GeoMarkets in Europe, Africa, the Middle East and Asia. In North America moderate sequential seasonal growth in Canada and strong exploration activity in Alaska partly offset slowing activity on land in the US and a change in service mix in the US Gulf Coast. Strong revenues were recorded in Latin America as negotiations with PDVSA related to certain rig management and engineering contracts were completed, enabling recognition of previously deferred revenue. Increasing demand for Wireline, Drilling & Measurements and Well Testing technologies, as well as for WesternGeco services, contributed to the highly satisfactory overall financial performance.

The colder weather late in the North American winter resulted in natural gas storage levels falling somewhat below those anticipated. The evolution of Canadian gas production after the lower winter peak rig count and earlier spring break-up, coupled with high decline rates and the poorer quality reservoirs now being drilled in the US leads us to believe that the fundamentals for reinforced natural gas activity in North America are becoming apparent. New equipment capacity however, particularly in pressure pumping, will limit service pricing power except where new technology brings clear improvements in both the efficiency and productivity of unconventional gas wells.

Internationally, as well as in the remaining frontier provinces of North America, we expect activity to continue to strengthen in the coming months underpinning strong demand for quality measurements and services that improve performance and reduce technical risk. However, in the second quarter a number of scheduled dry dock inspections and vessel transits will momentarily slow WesternGeco growth which should resume when the seventh Q vessel is commissioned in May.

The OPEC supply cuts applied late in 2006 coupled with stronger demand and continuing weak non-OPEC supply performance has caused a significant rebound in oil prices. We continue to believe the most fragile element of current supply projections is the age of the existing production base and the consequent failure of current activity levels to slow decline rates. This environment, coupled with delays in the increasingly complex projects that operators are undertaking, means that the supply response to create adequate levels of spare production will take longer than we originally anticipated. Absent any severe economic recession that would impact hydrocarbon demand, Schlumberger remains exceptionally well placed to benefit from this environment.”

-more-

Schlumberger Announces First-Quarter Results, page 2

Other Events

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As part of the current 40 million-share buy-back program approved in the second quarter of 2006, Schlumberger repurchased 5.2 million shares during the first quarter for a total amount of $332 million, at an average price of $64.19 per share. Under this buy-back program 18.7 million shares, for a total amount of $1.15 billion, have been repurchased to date.

Schlumberger Announces First-Quarter Results, page 3

Consolidated Statement of Income

	(Stated in thousands except per share amounts)
	Three Months
For Periods Ended March 31	2007	2006(1)
Operating revenue	$5,464,405	$4,239,017
Interest and other income(2)	83,623	65,492
Expenses
Cost of goods sold and services	3,617,424	2,991,891
Research & engineering	167,098	129,406
Marketing	16,683	15,148
General & administrative	124,170	98,145
Interest	68,147	47,844

Income before taxes and minority interest	1,554,506	1,022,075
Taxes on income	373,679	256,651

Income before minority interest	1,180,827	765,424
Minority interest	—	(42,913)

Net Income	$1,180,827	$722,511

Diluted Earnings Per Share	$0.96	$0.59
Average shares outstanding	1,178,453	1,180,344
Average shares outstanding assuming dilution	1,236,491	1,240,694
Depreciation & amortization included in expenses (3)	$440,977	$354,603

1)	Certain items from the prior year have been reclassified to conform to the current year presentation.
2)	Includes interest income of: 2007—$35 million (2006—$35 million).
3)	Including Multiclient seismic data costs.

Schlumberger Announces First-Quarter Results, page 4

Condensed Balance Sheet

		(Stated in thousands)
	Mar. 31, 2007	Dec. 31, 2006
Assets
Current Assets
Cash and short-term investments	$2,590,905	$2,998,873
Other current assets	6,880,722	6,186,789

	9,471,627	9,185,662
Fixed income investments, held to maturity	216,001	153,000
Fixed assets	5,805,745	5,576,041
Multiclient seismic data	224,355	226,681
Goodwill	4,992,700	4,988,558
Other assets	2,798,356	2,702,196

	$23,508,784	$22,832,138

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,647,048	$3,848,017
Estimated liability for taxes on income	1,093,566	1,136,529
Bank loans and current portion of long-term debt	959,907	1,321,529
Dividend payable	207,641	148,720

	5,908,162	6,454,795
Convertible debentures	1,424,987	1,424,990
Other long-term debt	3,194,689	3,238,952
Postretirement benefits	1,036,269	1,036,169
Other liabilities	584,625	257,349

	12,148,732	12,412,255
Stockholders’ Equity	11,360,052	10,419,883

	$23,508,784	$22,832,138

Schlumberger Announces First-Quarter Results, page 5

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness. Details of the Net Debt follow:

(Stated in millions)
Three Months	2007
Net Debt, January 1, 2007	$(2,834)
Net income	1,181
Depreciation and amortization	441
Excess of equity income over dividends received	(50)
Increase in working capital requirements	(545)
Capital expenditures (1)	(615)
Dividends paid	(147)
Proceeds from employee stock plans	184
Stock repurchase program	(332)
Business acquisitions	(18)
Other	(37)
Translation effect on Net Debt	(1)

Net Debt, March 31, 2007	$(2,773)

Components of Net Debt	Mar. 31, 2007	Dec. 31, 2006
Cash and short-term investments	$2,591	$2,999
Fixed income investments, held to maturity	216	153
Bank loans and current portion of long-term debt	(960)	(1,322)
Convertible debentures	(1,425)	(1,425)
Other long-term debt	(3,195)	(3,239)

	$(2,773)	$(2,834)

(1)	Including Multiclient seismic data expenditure.

Schlumberger Announces First-Quarter Results, page 6

Business Review

Business Segments

(Stated in millions)
	Three Months
	2007	2006	% chg
Oilfield Services
Operating Revenue	$4,759	$3,711	28%
Pretax Operating Income	$1,405	$958	47%

WesternGeco
Operating Revenue	$706	$530	33%
Pretax Operating Income	$266	$149	79%

Effective January 1, 2007, a GeoMarket*, which had been included in the Middle East & Asia Area, was reassigned to the Europe/CIS/Africa Area. Certain activities have also been reallocated between Oilfield Services and WesternGeco. Prior period data has been reclassified to conform to the current organizational structure.

Pretax operating income represents the business segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement benefits and stock-based compensation costs, as these items are not allocated to the segments.

Schlumberger Announces First-Quarter Results, page 7

Oilfield Services

First-quarter revenue of $4.76 billion was 3% higher sequentially and 28% higher year-on-year.

Sequential revenue increases were highest in the West and South Africa, Arabian, North Sea and Eastern Mediterranean GeoMarkets. Double-digit growth rates were also experienced in Alaska, Australia/Papua New Guinea, Thailand/Vietnam, North Africa and India. Across all Oilfield Services Areas demand was particularly strong for Drilling & Measurements, Wireline, Well Testing and Data & Consulting Services technologies. However, growth was partially offset by lower Schlumberger Information Solutions (SIS) and Artificial Lift Systems sales following seasonal highs in the prior quarter.

Pretax operating income of $1.41 billion increased 6% sequentially and 47% year-on-year. The sequential increase was mainly driven by higher overall activity and a favorable technology mix in the West and South Africa, Eastern Mediterranean, Arabian, North Sea and Australia/Papua New Guinea GeoMarkets; by increased rig count in Canada, Alaska, North Africa and Thailand/Vietnam; and by efficiency gains in the North America Area. This resulted in Oilfield Services pretax operating margins reaching 29.5%.

During the quarter the Contact* family of multistage fracturing and completion services was introduced at the first Society of Petroleum Engineers technical conference wholly devoted to hydraulic fracturing technology. Integrating stimulation technologies such as CoilFRAC* and RapidSTIM*, the Contact family provides operators with a broader range of efficient and effective fracturing services that are of particular value when placing multiple fractures in a single well. Deployed across multiple regions during the quarter, this new stimulation technology has proven instrumental to improving production.

Industry acceptance of the Scanner Family* of wireline logging services continued at a rapid pace. With nearly 1,000 operations completed in 2006 and more than 300 logs run since the start of 2007, the Scanner suite of downhole rock and fluid characterization measurements services is now active across all Areas. In regions where Scanner technologies have been deployed, their use has brought increased certainty in reservoir modeling to reduce the risk often associated with the development of smaller, more difficult and more complex reservoirs.

North America

Revenue of $1.37 billion decreased 4% sequentially but increased 12% year-on-year. Pretax operating income of $431 million decreased 2% sequentially but increased 15% year-on-year.

Sequentially, the Alaska GeoMarket recorded strong revenue growth resulting from increased exploration activity and increased demand for Drilling & Measurements, Well Testing and Well Services technologies. Seasonal growth in Canada was moderate due partly to project slowdowns in the East, but mainly as a result of declining activity in the regions of shallow gas and coalbed methane production. However, the growth in the Alaska and Canada GeoMarkets was more than offset by a lower overall Area rig count; the seasonal land-access restrictions and weather activity in US Land; and a change in service mix in the US Gulf Coast.

Sequential pretax operating margins were driven by the favorable activity mix in Alaska and by overall efficiency gains in the Area to reach 31.4% in spite of the lower activity levels seen in US Land, and the less favorable service mix in the US Gulf Coast.

In East Texas, Contact technology enabled Goodrich Petroleum to improve production, save natural gas time-to-market and reduce cost in a growing unconventional gas play. Streaming hydraulic fracture-mapping data to the customer’s Houston office permitted real-time stimulation optimization.

Schlumberger Announces First-Quarter Results, page 8

The fifth horizontal well steered using PeriScope15* technology was completed in a tar-bearing reservoir in a Californian field, resulting in a cumulative five-fold increase in oil production and a five-fold decrease in water production across the five wells. PeriScope technology provides directional, deep imaging-while-drilling measurements to enable optimal well placements. Based on these results the customer now plans to deploy this technology to drill an additional 14 horizontal wells in 2007.

In the US Gulf of Mexico, the first StethoScope 475* service for slimhole applications was run for Murphy Exploration and Production Company. The new technology enabled the customer to acquire critical pressures for reservoir evaluation and gradients for zonal connectivity. StethoScope 475 technology expands the formation pressure-while-drilling capabilities of Drilling & Measurements to include all wellbore sizes from 6 to 15 inches.

SIS released the Avocet* Production Surveillance software solution designed to increase the value and reliability of high-frequency data for production managers by putting production monitoring and alerts in the context of wells and their dynamic behavior. The solution leverages a unique combination of real-time data management technology and production domain knowledge.

Latin America

Revenue of $728 million increased 8% sequentially and 23% year-on-year. Pretax operating income of $163 million increased 15% sequentially and 70% year-on-year.

During the quarter, the drilling and engineering contracts associated with the drilling barges in Venezuela were finalized, resulting in certain previously deferred revenues and related costs being recognized. This accounted for the majority of the Area’s sequential revenue growth, but had only a marginal impact on the Area’s pretax operating income. Discussions regarding finalization of two remaining contracts are ongoing.

Sequential pretax operating margins improved by 136 basis points (bps) as a result of a more favorable activity mix in the Mexico GeoMarket; increased Drilling & Measurements and Well Testing activities in Peru/Colombia/Ecuador; together with higher Wireline, Well Services and Well Testing services and higher Artificial Lift Systems sales in Latin America South.

In Mexico, the CleanGEL* and FiberFRAC* fracturing fluid systems were deployed for Pemex in the Burgos Basin in a stimulation program in which 80 fracturing treatments were pumped. The two technologies enabled the use of lower polymer load, resulting in cleaner fracturing fluids and increased well productivity.

In Venezuela, the introduction of PhaseWatcher* gas mode multiphase flowmeter technology lead to a service and maintenance contract for multiple PhaseWatcher meters to be installed in the Quiriquire field for Repsol YPF. With an increasing gas volume fraction affecting output in the field, two units will be used to monitor gas production. Multiphase Vx* technology—part of the PhaseWatcher system—enables continuous production monitoring to optimize well performance, resulting in greater production efficiency.

In BP’s Florena field in the Colombian Piedmonte Llanero region, PowerDrive Vortex* rotary-steerable technology drilled 5,658 ft in a single run in 262 hours. Combined with PowerPulse* MWD and PERFORM* real-time drilling optimization services, PowerDrive Vortex technology enabled the customer to improve the rate of penetration from a planned rate of 15 ft/hr to 34 ft/hr, saving more than eight days of rig time.

In Brazil, project collaboration focused on heavy and extra-heavy oil exploration and production challenges will now be facilitated with the opening of the Heavy Oil Competence Center in Vitória. A partnership among the Petrobras research arm CENPES, Espírito Santo Federal University (UFES) and Schlumberger, the center is located on the campus of UFES and is equipped with a magnetic resonance imaging laboratory for hydrocarbon typing.

Schlumberger Announces First-Quarter Results, page 9

Europe/CIS/Africa

Revenue of $1.52 billion increased 6% sequentially and 45% year-on-year. Pretax operating income of $430 million increased 12% sequentially and 87% year-on-year.

Sequential revenue growth was driven by higher activity in the West and South Africa, North Sea, North Africa, Nigeria and Libya GeoMarkets. This was partially offset by weather-related seasonal drilling activity slowdowns in Russia, coupled with seasonal drilling shutdowns in northern Russia and offshore Sakhalin, as well as lower activity in the Caspian GeoMarket. Across the Area demand was particularly strong for Drilling & Measurements, Wireline, Well Services and Well Testing technologies.

Sequential pretax operating margins grew by 150 bps driven by demand for exploration-related services in West and South Africa and Libya; increased demand for Drilling & Measurements technologies in the North Sea; and new technology Well Testing services in North Africa. This growth was partially offset by lower SIS and Completions sales across the Area and the seasonal weather activity slowdown in Russia.

In Gabon, Schlumberger performed the world’s first offshore stimulation using the StageFRAC* multistage fracturing technology for Perenco. Part of the Contact family of fracturing services, StageFRAC delivers effective stimulation of multi-layered reservoirs ensuring optimal treatment of each zone, while reducing total treatment time. Four wells were treated, with initial post-treatment well performance revealing a substantial increase in well productivity.

In North Africa, Schlumberger opened an OSC* Operation Support Center for Eni Oil. This marks the first fully dedicated real-time drilling center in the region. The center is staffed by Drilling & Measurements experts and supported by SIS and Data & Consulting Services personnel to provide around the clock monitoring of up to 10 remote rigs.

Petrel* seismic-to-simulation software continued gaining operator acceptance as Hydro selected the technology as its standard workflow tool for subsurface reservoir characterization. Hydro exploration and production asset teams worldwide will use Petrel software to develop and refine workflows across multiple technical disciplines.

In Italy, an innovative, self-healing cement system to maintain zonal isolation was deployed for Stogit, a subsidiary of Eni responsible for gas storage. The technology will be used in a three-year cementing campaign to develop gas storage wells for Stogit.

During the quarter, Schlumberger Artificial Lift Systems won multiple contracts for the supply of 40 subsea XLift* gas lift systems, notably in Norway, Angola and Nigeria. XLift artificial lift technology enables reliable high-pressure gas lift operations in deepwater subsea wells by increasing the operating gas-injection depth, improving efficiency and increasing production with optimal performance.

Schlumberger Announces First-Quarter Results, page 10

Middle East & Asia

Revenue of $1.09 billion increased 5% sequentially and 34% year-on-year. Pretax operating income of $374 million increased 11% sequentially and 49% year-on-year.

The sequential growth in revenue resulted from increasing exploration activity in the Australia/Papua New Guinea and Thailand/Vietnam GeoMarkets, stronger deepwater activity in East Mediterranean and India, together with higher activity levels in the Arabian GeoMarket. This growth was dampened by lower activity levels in Brunei/Malaysia/Philippines and a weather-related activity slowdown in China. Strong demand for Drilling & Measurements, Well Services and Well Testing technologies, together with double-digit growth in Completions product sales were recorded in the quarter, but this was partially offset by lower SIS and Artificial Lift Systems sales in the Area.

Sequential pretax operating margins grew by 165 bps to reach 34.3% driven by exploration-related activity in Australia/Papua New Guinea, Thailand/Vietnam and deepwater India, together with strong demand for new technology Drilling & Measurements, Well Services and Well Testing services in the Arabian GeoMarket.

In a Kuwait field, StageFRAC* fracturing technology was deployed resulting in a production rate five times higher than that of the average producing well in the field. StageFRAC was used to place a VDA* Viscoelastic Diverting Acid treatment on a carbonate reservoir in eight separate sections of the wellbore in one trip.

In India, Reliance Industries Ltd. awarded Schlumberger a two-year contract to manage their OSC Operation Support Center for up to eight offshore rigs operating predominately in deep water. Schlumberger will provide Drilling & Measurements experts, software and technology—including drilling optimization applications; Petrel geomodeling software; the InterACT* wellsite monitoring and data delivery system; and reservoir modeling and interpretation through Data & Consulting Services for all rigs.

In Australia, the Wireline Quicksilver Probe* technology, used in conjunction with a high-temperature dual packer, produced exceptionally low contamination levels in the acquired samples for Woodside Energy Ltd., enabling sampling of formation fluids in a fraction of the time it takes with conventional sampling techniques.

In China, PetroChina Dagang awarded Schlumberger a two-year multi-well contract to provide extended-reach drilling services in the shallow water area of Bohai Bay, a region where integrating geomechanics expertise and PowerDrive* rotary-steerable technology has been of considerable value.

In the UAE, the PURE* perforating system was deployed on four wells in a carbonate reservoir for Abu Dhabi Marine Operating Company. Typically such wells require acid stimulation after perforation resulting in significant time delays from completion to production. PURE technology enabled immediate production from the wells, improved production rates following subsequent stimulation, and increased overall operational efficiency.

Also in the UAE, Abu Dhabi National Oil Company (ADNOC) awarded SIS a three-year contract for Eclipse* reservoir simulation software, which is used throughout the ADNOC group.

Schlumberger Announces First-Quarter Results, page 11

WesternGeco

First-quarter revenue of $706 million decreased 2% sequentially but increased 33% compared to the same period last year. Pretax operating income of $266 million increased 2% sequentially and 79% year-on-year.

Sequentially, Multiclient continued to register growth due to high demand for E-surveys in the US Gulf of Mexico. However, this growth was more than offset by the decline in Marine due to vessel transits; lower Land activity associated with project completions and new project start-up delays; together with lower Data Processing revenue following the reassignment of resources toward processing Multiclient surveys.

Pretax operating margins improved sequentially by 142 bps to reach 37.7% driven by increased higher margin Multiclient sales in North America and improved efficiencies in Land and Data Processing.

The second phase of acquisition in the E-Octopus wide-azimuth towed-streamer survey in the Gulf of Mexico neared completion. Located in the deepwater Walker Ridge and Keathley Canyon areas, the E-Octopus project is part of the family of E-surveys, which utilize the most advanced acquisition and processing technologies in the industry. The family also includes reprocessed surveys such as the E-Cat and E-Dog deepwater projects, and the shallow-water shelf E-Dragon project offshore Louisiana.

BP Exploration extended the current contract in Algeria to acquire a third high-quality exploration survey using Q-Land* technology. Utilizing the unique single-sensor acquisition and processing technology of Q-Land, high-quality 3D migrated images from more than 23,000 channels will be delivered shortly after survey completion.

In the Turkish sector of the Black Sea the Western Pride completed a Q-Marine* exploration survey for Turkiye Petrolleri A.O. This high-quality survey over the deepwater Sinop and Kozlu blocks was initially 4,500 sq km but was extended in size by a further 40%. This marks the fourth Q-Marine survey in the Black Sea.

In Nigeria, Total contracted WesternGeco to carry out a high-resolution 3D survey using Q-Marine acquisition and processing. The two-month survey will be acquired with the vessel Western Pride. The specifications are such that the survey is designed as a baseline for future 4D repeat monitor surveys.

Schlumberger Announces First-Quarter Results, page 12

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, information solutions and integrated project management that optimize reservoir performance for customers working in the oil and gas industry. The company employs more than 70,000 people of over 140 nationalities working in approximately 80 countries. Schlumberger supplies a wide range of products and services from seismic acquisition and processing; formation evaluation; well testing and directional drilling to well cementing and stimulation; artificial lift and well completions; and consulting, software, and information management. In 2006, Schlumberger operating revenue was $19.23 billion. For more information, visit www.SLB.com.

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*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, April 20, 2007, at 9:00 am Eastern, 8:00 am Central (2:00 pm London/3:00 pm Paris). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4480 (toll free) for North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through May 18, 2007, by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside of North America, and providing the access code 866488.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Jean-François Poupeau, Vice President of Communications and Investor Relations

or

Debashis Gupta, Investor Relations Manager

+1-713-375-3535

investor-relations@slb.com